Exhibit 10.30

ONLINE GAMING OPERATIONS AGREEMENT

HR ENTERTAINMENT LTD

HAPPY HOUR SOLUTIONS LIMITED

This ONLINE GAMING OPERATIONS AGREEMENT (this “Agreement”), dated as of 31st March 2024, is entered into by and between

HR ENTERTAINMENT LTD, a company registered in British Virgin Islands with registration number 2072266 whose registered office is at 1st floor, Columbus Centre, P.O. 2283, Road Town, Tortola, British Virgin Islands (“BVI”) of the one part ("Service Provider")

AND

HAPPY HOUR SOLUTIONS LIMITED, a company registered in Cyprus with registration number 419393 and whose registered office is at Chytron, 3, Office 301, 1075 Nicosia, Cyprus ("Client")

Service Provider and Client are collectively referred to herein as the “Parties” and individually as a “Party”.

RECITALS

A.           Service Provider and its affiliates operate, own, control, manage, and administer online gaming services.

B.           Client owns a license to own and operate an online casino (the “Casino”), and, in connection therewith, Client is the holder of Operating License (as defined below).

C.           Client had engaged Service Provider as of 1st January 2022 to host, manage, administer, operate and support it in operating its gaming business under the Operating License (the “Online Gaming Business”) by providing the Service Provider Gaming Service on the terms and conditions more particularly set forth below, and desires to document and record such agreement in writing.

D.           Service Provider is experienced in the operation of online and mobile casino and until such time as it obtains a licence of its own in accordance with Estonian Law it wishes to continue supporting Client’s Online Gaming Business on the terms and conditions more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Action” shall mean any action, arbitration, audit, claim, demand, proceeding, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or court or similar body or arbitrator.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by reason of management authority, by contract, or otherwise. For purposes of this Agreement, no Party shall be deemed an Affiliate of the other Party.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Bankrupt” or “Bankruptcy” means with respect to any Person, that such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any Governmental Entity bankruptcy or insolvency proceedings; (D) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankruptcy Laws” means any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally.

“Business Day” means any day in which banks are generally open for business in Cyprus.

“Casino” has the meaning set forth in the Recitals.

“Claim Notice” has the meaning set forth in Section 10.1.3.

“Claims” has the meaning set forth in Section 10.1.1.

“Confidential Information” has the meaning set forth in Section 7.1.

“Client” has the meaning set forth in the preamble of this Agreement.

“Client Marks” has the meaning set forth in Section 11.21.

“Client Obligations” means those items in this Agreement, including as set forth in Section 4.1, that are the responsibility of Client.

“Client Liability Claim” has the meaning set forth in Section 10.1.1.

“Effective Date” is 1st January of 2022.

“Gaming Law” means a law that establishes the statutory framework, including authorizing the creation of necessary rules and regulations, which permits and governs the offering of any real money Internet gaming.

“Force Majeure” means any event which cannot be controlled, foreseen, or prevented by using reasonable efforts of a Party, and which materially and adversely affects and delays the performance of such Party of all or any material portion of its obligations under this Agreement. Such an event includes attacks to the network or any components of the Service Provider Gaming Service that are out of Service Provider’s control notwithstanding adequate security precautions and controls on the part of Service Provider, war, insurrection or civil disorder, military operations or terrorism, quarantine, epidemic, declarations of a health emergency by a Governmental Entity, national or local emergency, acts or omissions of Governmental Entity, acts of God and natural disasters, fire, explosion, flood, theft or malicious damages, strike, lockout, and other industrial disputes. Force Majeure shall include any breach or default by any Third Party under any agreement whereby such Third Party performs or assists with the Service Provider Obligations, provided that Service Provider will diligently pursue all commercially reasonable remedies under such agreement with respect to such third-party breach or default. For purposes of this definition, anything within the control of an Affiliate of a Party shall be deemed to be within the control of such Party.

“Gaming Approvals” means any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions, and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming and gambling activities, or the use of gaming devices, equipment, supplies, and associated equipment in the operation of a casino or other gaming enterprise (including Online Gaming Services) or the receipt or participation in revenues or revenues directly or indirectly derived therefrom.

“Gaming Authority” means, collectively, those international, national, local, foreign and other governmental, regulatory, and administrative authorities, agencies, commissions, boards, bodies, and officials responsible for, having jurisdiction over, or involved with the regulation of gaming or gaming activities, ancillary functions relating thereto, or the ownership of an interest in any Person that conducts gaming in any applicable jurisdiction.

“Gaming Tax” means, for any given period, any taxes, fees, assessments or levies assessed based on Internet gaming gross revenues or wagering as specified in the Gaming Law imposed by any Governmental Entity which are based on wagering or gross gaming revenues from time to time, which includes, without limitation, as applicable, (i) taxes attributable to Online Casino Games; (ii) any replacement or additional tax or other charge in lieu thereof or in lieu of an increase thereof.

“Service Provider Brands” means (I) any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the forgoing that, in each case, are used by Service Provider in holding itself out to the public for business in connection with Online Casino Games.

“Service Provider” has the meaning set forth in the Recitals of this Agreement.

“Service Provider Domain Names” means, initially, the following domains and such other domains as may be utilized by Service Provider from time to time: www.highroller.com and www.fruta.com

“Service Provider Gaming Service” means an Online Gaming Service, branded under one or more Service Provider Brands marketed and offered by Service Provider to Players, which Service Provider operates and administers under Client’s Operating Licenses pursuant to this Agreement.

“Service Provider Marks” has the meaning set forth in Section 11.20.

“Service Provider Obligations” has the meaning set forth in Section 3.2.

“Service Provider Liability Claim” has the meaning set forth in Section 10.1.2.

“Governmental Approvals” means, as applicable, all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, exemptions, and waivers of or from any Governmental Entity, including any Gaming Approvals.

“Governmental Entity” means any national or foreign government or any provincial, departmental, or other political subdivision thereof, or any entity, body, or authority having or asserting executive, legislative, judicial, regulatory, administrative, or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality, or administrative body of any of the foregoing, including any Gaming Authority.

“Net Gaming Revenue” means total amounts of all bets placed by Players, less the sum of all payments made to Players, less all bonuses received by Players plus Jackpot wins less Jackpot contributions.

“ETCA” means the Estonian gaming authority, namely the Estonian Tax and Customs Board.

“Gaming Laws” means the Estonian gaming laws and regulations, including the Gambling Act, as modified, amended, or supplemented from time to time.

“Online Gaming Services” means any Online Gaming Service approved by the ETCA, operated under Client’s Operating Licenses, and made available to Players pursuant to the Gaming Laws.

“Gaming Regulations” means any applicable regulations (whether interim or final) promulgated by a Governmental Entity in Estonia pursuant to, or under authority granted by, the Gaming Laws.

“Indemnified Party” has the meaning set forth in Section 10.1.3.

“Indemnifying Party” has the meaning set forth in Section 10.1.3.

“Infrastructure” means any physical assets that Service Provider, its Affiliates, or Subcontractors directly or indirectly acquires, installs, or maintains from time to time in order to offer the Gaming Service.

“Initial Term” means the period starting on the Effective Date and ending on the date that is two (2) years following said Effective Date.

“Internet” means the international computer network of interoperable packet switched data networks, including the world-wide web, without regard to the means (or nature of the device) by which a user accesses the same.

“Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of, any permit, license, or other customer operating authorization (including any Governmental Approval) issued under any of the foregoing by, any Governmental Entity having jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.

“Liability Claim” means a Client Liability Claim or a Service Provider Liability Claim, as the context may require.

“Online Casino Game” means casino-style games of chance (excluding Sports Wagering) offered through the Service Provider Gaming Service under Client’s Operating Licenses whereby Players in such game stake money or goods of monetary value and can win money or goods of monetary value, including without limitation, any game that: (i) is of a type of game that is played in casinos (for example: roulette, baccarat, blackjack, bingo, craps, virtual sports, big six wheel, keno, slot machines, mini-baccarat, or variations thereof); or (ii) any other games which are permitted to be provided under Client’s Operating Licenses pursuant to Gaming Law, as determined by ETCA.

“Online Casino Game Gross Gaming Revenue” means Gross Gaming Revenue generated by Online Casino Games as part of the Service Provider Gaming Service.

“Online Casino Game Net Gaming Revenue” means Online Casino Game Gross Gaming Revenue minus the following: bonuses, chargebacks, commissions paid to payment system providers, royalties paid to game content providers, licensing fees, and taxes generated from the Players.

“Online Gaming Service” means, as permitted by applicable Gaming Laws, an interactive, online gaming service offered or conducted via the Internet, mobile, or other remote or electronic device or data network, whereby Players play any games as permitted by the applicable Gaming Laws, including Online Casino Games.

“Operating Licenses” means any and all necessary Gaming Approvals which permit the holder to operate, manage, administer and make available an Online Gaming Service as anticipated by this Agreement.

“Operating Year” means each twelve (12) calendar month period following the Effective Date; provided, however, the first Operating Year shall commence on the Effective Date and end on the end of the twelfth (12th) full calendar month following the Effective Date.

“Party” and “Parties” have the meanings set forth in the preamble of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Party, Affiliate, or Governmental Entity.

“Players” means those Persons who are permitted, in accordance with the Gaming Laws to participate in Client’s Online Gaming Services.

“Renewal Period” has the meaning set forth in Section 10.2.

“Revenue Share” means the percentage of Online Casino Game Net Gaming Revenue, paid to Service Provider pursuant to Section 5.1.

“Subcontractor” has the meaning set forth in Section 3.2.

“Tax” means all taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes) and instalments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character, and description and any interest, penalties, or additions to tax imposed thereon or in connection therewith.

“Term” means the Initial Term, subject to the earlier termination or extension of this Agreement in accordance with the provisions set forth herein.

“Third Party” means any Person, including a Subcontractor, who is not a Party or such Party's Affiliate, officer, manager, employee, general partner, or director.

“Unsuitable Person” means a Person, or such Person’s officers, directors, employees, agents, designees or representatives who is or might be engaged in (or about to be engaged in) any activity or activities, or was in or is involved in any relationship, which could or does (as determined in the sole, but reasonable, discretion of the relevant Party) jeopardize the other Party’s or its Affiliate’s Gaming Approvals, including, the Operating Licenses, in the case of Client, or the Supplier License, in the case of Service Provider, or if any such Gaming Approval is threatened to be denied, curtailed, suspended or revoked as a result of such Person.

“Verification Checks” means the checks carried out by Service Provider in order to attempt to verify (i) the age, identity, and physical location at the time of transaction of a potential player and (ii) whether a player is a self-excluded patron prohibited from conducting any wagering through the Gaming Service, all in accordance with Gaming Laws. Client hereby recognizes that Service Provider may use Third Party supplier(s) to carry out such Verification Checks.

Rules of Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words "include," "includes," or "including" are used in this Agreement, they are deemed to be followed by the words "without being limited to"; (d) the words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) any reference to "days" means "calendar days" unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 11:59 p.m., Greenwich Mean Time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of "or" is not intended to be exclusive unless expressly indicated otherwise; (k) any reference "EUR" and "Euros" is to the lawful money of the EU’s Economic and Monetary Union; (l) except as required by applicable Laws or any Governmental Entity, if any payment or other delivery requirement becomes due on a date that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; and (m) unless otherwise expressly provided herein, any agreement, instrument, statute, rule, or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute, rule, or regulation as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules, and regulations.

ARTICLE 2
LICENSURE

2.1          Cooperation. At all times during the Term, each Party agrees to use commercially reasonable efforts to obtain and maintain all Governmental Approvals necessary on the part of such Party to consummate the transactions contemplated herein, including cooperating with all Governmental Entities and timely complying with all filing deadlines and any requests of a Governmental Entity. “Commercially reasonable efforts” means the efforts that a rational, objective person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

2.2          Operating Licenses. During the Term, each of Client and Service Provider shall maintain and preserve all of their respective Gaming Approvals and other Governmental Approvals required in order to undertake or facilitate activities under this Agreement, including, as applicable, the Operating License, and at all times ensure compliance with all applicable Gaming Laws, including the Gaming Laws.

2.3          Obligation to Inform. Each Party shall inform the other Party within five (5) Business Days of receipt of any notice, correspondence, or other information received in connection with any Gaming Authority or Governmental Entity, which reasonably could have a material adverse impact on the Effective Date or obtaining or maintaining, as applicable, its Operating License.

ARTICLE 3
Service Provider GAMING SERVICE

3.1          Service Provider Gaming Service. Subject to and in accordance with the terms of this Agreement, Service Provider shall provide Client with support services to enable Client to host, manage, control, operate, support, and administer, under Client’s Operating Licenses, the Online Gaming Service during the Term. The Service Provider Gaming Service shall comply with all applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws.

3.2          Administration of the Online Gaming Business. Subject to any limitations imposed by applicable Gaming Laws, and except for the Client Obligations, Service Provider shall be responsible for providing (a) the development, operation, enhancements, upgrades, updates, fixes, additions, substitutions and replacements of all or any component of the Online Gaming Business; (b) updating, replacing and maintaining the Infrastructure; (c) providing and maintaining any websites and domain names; (d) determining the features and functionality associated with the Service Provider Gaming Service; (e) branding, marketing and promotion of the Service Provider Gaming Service; (f) day-to-day management of the player network, including Verification Checks, fraud and collusion monitoring and control; (g) management of loyalty programs and player-related costs; (h) customer service functions, including prompt resolution of any player disputes; (i) providing the payment processing system and services appurtenant thereto, including payment of all Player withdrawals; (j) consulting in the procurement of Third Party vendors and suppliers, and (k) any other required function or service reasonably required or necessary to provide, deliver or operate the Online Gaming Business in a manner consistent with generally accepted industry practices (collectively, the “Service Provider Obligations”).

3.2.1       Notwithstanding anything to the contrary in this Agreement, and subject to any Gaming Laws, Service Provider shall be entitled to use qualified contractors or subcontractors to perform or assist with the Service Provider Obligations with respect to the Service Provider Gaming Service hereunder (each, a “Subcontractor”), including subcontracting the services provided in accordance therewith; provided, Service Provider shall always remain responsible for the performance of its obligations under this Agreement regardless of the fact it has employed Subcontractors to provide or assist with such service.

ARTICLE 4.
GAMING AND REGULATORY COMPLIANCE

4.1          Client Obligations. As a result of the Service Provider Gaming Service being offered under Client’s Operating License, in addition to the other obligations of Client under this Agreement, Client shall be responsible for the following at no additional costs or fees to Service Provider, other than as specified as a Client Reimbursed Expense or otherwise specified herein (collectively, the “Client Obligations”):

4.1.1       To obtain and maintain all Gaming Approvals and other Governmental Approvals required to perform its obligations under this Agreement with respect to the Service Provider Gaming Service, including, without limitation, and subject to any reimbursement obligations of Service Provider hereunder, Client’s Operating License;

4.1.2       Filing all reports with the Gaming Authorities required of a holder of an Operating License with respect to the Service Provider Gaming Service, including, without limitation, gross gaming revenue, accounting and financial reports, customer activity and disputes reports, and reports regarding fraud and collusion;

4.1.3       Any other obligations required to maintain Client’s Operating Licenses. Client’s Obligations shall at all times be performed in compliance with applicable Laws, including all applicable Gaming Laws and all applicable privacy, data security, and financial Laws.

4.2         Compliance.

4.2.1       The Parties shall reasonably comply with Gaming Law with respect to any investigation or licensure conducted by any Gaming Authority into any activity or personnel associated with the conduct of real money wagering.

4.2.2       Changes in Law. The Parties shall work together to monitor any changes to Law, including the Gaming Laws and Laws in respect of Tax, that affect the operation and promotion of the Service Provider Gaming Service.

4.2.3       Service Provider shall implement Verification Checks that are compliant with the Gaming Law.

4.2.4       Service Provider shall also be responsible for ensuring that if a Player has set deposit or betting limits, or limits on play duration, or time out from play, that any such limits are enforced. Service Provider further agrees to implement any additional administrative measures to monitor game play as required by the Gaming Law.

4.2.5       Each Party shall cooperate with any Governmental Entity that has proper jurisdiction over the Service Provider Gaming Service under the Gaming Laws or otherwise, if there is any bona fide request for information or investigation in relation to the Service Provider Gaming Service to the extent required by applicable Laws. In such event, the Party that is subject to the request for information or investigation shall (providing that they are not bound by a duty of confidentiality towards the Governmental Entity making such request or conducting such investigation) promptly give written notice to the other Party of such request or investigation, providing reasonable details.

4.2.6       Service Provider shall develop (or license or otherwise procure), implement, and maintain data security policies, protocols, and systems, which may include without limitation firewalls, security patches, anti-virus software, and data encryption processes, designed to reasonably protect all Customer Data and other data on the Service Provider Gaming Service servers and systems against any data security breaches. Client shall have the opportunity to review and comment on all Service Provider data security measures and any modifications thereto from time to time; provided, however, Client shall have no obligation to do so, and Client shall have no liability for any such review and comments provided to Service Provider from time to time.

ARTICLE 5
FEES

5.1         Revenue Share.

5.1       Revenue Share. Client shall be obligated to pay to Service Provider, as a monthly remittance, an amount agreed upon between the Parties, as negotiated from time to time and consistent with the practice of the Parties, based on the Online Casino Net Gaming Revenue generated for such Operating Year (“Revenue Share”).

5.2          Reports.

5.2.1            By no later than ten (10) days (or sooner if required by Gaming Laws) following the end of each calendar month during the Term following the Effective Date, Client shall provide Service Provider with a full and accurate statement of revenues generated from the Service Provider Gaming Service for the prior calendar month (the “Service Provider Revenue Report”), setting forth in reasonable detail the following: (a) Net Gaming Revenue generated from Online Casino Games respectively; (b) any permitted deductions from Net Gaming Revenue; (c) calculation of Net Gaming Revenue generated from the Service Provider Gaming Service; and (d) the monthly portion of Revenue Share Client owes to Service Provider for the preceding calendar month, any credits applicable thereto, and the amount due and payable in respect thereof in accordance with Section 5.1.

5.2.2            Monthly Payments. Payment of all undisputed amounts reflected in any invoice is due upon receipt, and, except as otherwise expressly provided herein, Client shall pay to Service Provider all amounts set forth in such corresponding invoice within thirty (30) days following receipt. Any amount not received by the payment deadline will be subject to interest at the lesser of five percent (5%) per annum or the maximum rate allowed by Law.

5.3          Each payment obligation hereunder in respect of periods prior to the expiration or termination of this Agreement shall survive the same and shall be payable upon such time as is contemplated under this Agreement.

ARTICLE 6
OWNERSHIP

6.1         Service Provider Gaming Service

6.1.1            Client acknowledges and agrees that Service Provider owns or licenses all right, title, and interest in and to the Service Provider Gaming Service and Infrastructure, and that other than the rights expressly to Client granted under this Agreement, Client has no rights in and to the foregoing. The Parties agree that there are and shall be no implied licenses under this Agreement and that Service Provider expressly reserves all rights not expressly granted to Client hereunder.

6.1.2            Client may not reverse-engineer, decompile, or disassemble any aspect of the Service Provider Gaming Service. Client may not reproduce, display, perform, distribute, sell, modify, or create derivative works based upon any aspect of the Service Provider Gaming Service. Client shall not (a) permit any Persons to use any aspect of the Service Provider Gaming Service except as expressly stated hereunder or as otherwise agreed by the Parties or (b) use any aspect of Service Provider Gaming Service in the operation of a service bureau.

6.2         Customers and Data Ownership.

6.2.1            Client shall own all information related to the Players, including personally identifiable information and historical play information (“Customer Data).

6.2.2            Subject to applicable Laws, Client shall be entitled to create, implement, and amend the terms of use and privacy policies for the Service Provider Gaming Service as it deems appropriate. Each Party shall be solely responsible for compliance with all applicable Laws concerning privacy and personally identifiable information in connection with its use of Customer Data.

ARTICLE 7
CONFIDENTIALITY

7.1         Confidentiality. Each of Service Provider and Client acknowledges that it may acquire Confidential Information (as defined below) with respect to the other Party and the Online Gaming Business. In connection therewith, each Party covenants to refrain from using or disclosing at any time any such Confidential Information with respect to the other Party except as expressly permitted under this Agreement or to the extent necessary to fulfill such Party’s duties under this Agreement. Each Party may share the Confidential Information disclosed by the other Party (the “Disclosing Party”) to such receiving Party (the “Receiving Party”) with such Receiving Party’s Affiliates, shareholders, members, managers, directors, officers, employees, agents, advisors, and accountants (collectively, “Representatives”) who need to know such Confidential Information in order for the Receiving Party to perform its obligations and duties under this Agreement; provided, however, that (i) the Receiving Party informs such Representatives of the confidential nature of the Confidential Information and (ii) such Representatives agree to keep such information confidential in accordance with the terms of this Article 7. The Receiving Party will protect and maintain the confidentiality of the Confidential Information it receives from the Disclosing Party with the same care it uses to protect and maintain its own Confidential Information, but in no case less than a reasonable degree of care. Notwithstanding anything in this Agreement to the contrary, the Receiving Party shall be responsible for any action or inaction by any of its Representatives if such action or inaction could constitute a breach of the obligations of this Article 7 had such action or inaction been made by the Receiving Party.

For purposes of this Agreement, “Confidential Information” shall mean all information with respect to a Party and its Affiliates and the Online Gaming Business, including, without limitation, confidential information and trade secrets concerning such business and other plans, customer names, customer requirements and supplier names, profit formulas and financial plans, disclosed by the Disclosing Party to the Receiving Party, whether orally or in writing, whether or not labelled as confidential. “Confidential Information” shall not include information that:

(i)            was available to the general public at the time it was disclosed or becomes available to the general public subsequent to the disclosure (provided that this exception will not apply if the public disclosure is due to an act or omission of the Receiving Party or its Representatives);

(ii)            was independently developed by the Receiving Party or its Representatives without any use of or reference to the Disclosing Party’s Confidential Information; or

(iii)            was properly and legally received from a third party which is not an Affiliate of Service Provider or Client and which is not under any duty to the Disclosing Party not to disclose such information at the time of such disclosure.

7.2         Disclosures Required by Law. The Receiving Party and its Affiliates may disclose information received under this Agreement to the extent required by applicable Law, an order or requirement of a court, a subpoena or other discovery process (e.g., interrogatories or requests for the production of documents), or an order or requirement of any Governmental Entity having jurisdiction over the Receiving Party or any relevant Affiliate); provided, however, that the Receiving Party shall, if legally permitted, provide prompt notice thereof to the Disclosing Party prior to any such disclosure so that the Disclosing Party can determine whether the Disclosing Party desires to obtain a protective order or otherwise prevent public disclosure of such information. If the Disclosing Party seeks a protective order, then the Receiving Party and any relevant Affiliate will provide reasonable cooperation at the Disclosing Party’s request and expense. In the event that a protective order or other remedy is not obtained, the Receiving Party and any relevant Affiliate may furnish only that portion of the Confidential Information that is legally required to be disclosed and shall exercise all commercially reasonable efforts, at the Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such disclosed Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, this Section 9.2 shall not apply to any audit, examination or inquiry by the Securities and Exchange Commission, and in no event shall the Receiving Party or its Affiliates be restricted or prohibited from disclosing any information in connection with the same.

7.3         Remedies. Each of Service Provider and Client hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies each may have available to it pursuant to the Laws of any jurisdiction or common law or judicial precedent to prevent the disclosure of proprietary or Confidential Information, and the enforcement by any of them of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement. In furtherance of the foregoing and in addition to any other remedies that may be available in law, in equity or otherwise, Disclosing Party shall be entitled to seek injunctive relief to prevent any unauthorized use or disclosure of Confidential Information without having to prove damages or post a bond or other security.

7.4         Return or Destruction of Confidential Information. Upon termination of this Agreement, each Receiving Party agrees to destroy or return to the Disclosing Party all documents or recorded material of any type (including all copies, extracts or other recordings thereof) which may be in its possession or under its control and which constitutes (in whole or in part) Confidential Information of such Disclosing Party; provided, that the Receiving Party and its Representatives may retain (i) Confidential Information to the extent it is backed up on electronic information management and communications systems or servers in the ordinary course and is not available to an end user and cannot be expunged without considerable effort and (ii) Confidential Information to the extent such retention is required by bona fide document retention implemented to comply with applicable Law, regulation or enforceable professional standards and consistently applied with appropriate access restrictions. Any Confidential Information so retained shall remain subject to this Article 7 until returned or destroyed.

7.5         Non-Waiver. Each Party acknowledges and agrees that some of the Confidential Information may be subject to certain legal privileges or may be classified as, or considered to be, a trade secret. Disclosure of Confidential Information is not intended to, and does not constitute, a waiver of any legal privileges, including, without limitation, attorney-client privilege or work product privilege, or impair its classification or protection as a trade secret. All obligations arising hereunder with respect to Confidential Information that constitutes a trade secret under applicable Law shall survive termination of this Agreement until such Confidential Information no longer constitutes a trade secret.

7.6           Survival. The provisions of this Article 7 shall survive any termination of this Agreement.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1          Representations and Warranties of Client. In order to induce Service Provider to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, Client hereby represents and warrants as of the date hereof to Service Provider as follows:

8.1.1            Organization. Client is a limited liability company, duly organized and validly existing under the Laws of Cyprus.

8.1.2            Authority and Validity. Client has the requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Client of, and the performance by Client of its obligations under this Agreement have been duly authorized by the requisite action on its part, including, if necessary, approval of the board of directors of Client’s parent entity. This Agreement is the valid and binding obligation of Client, enforceable against Client in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

8.1.3            Non-Contravention. The execution, delivery and performance by Client of this Agreement does not and will not (a) conflict with or violate any provision of Client’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which Client is a party or by which it is bound, (c) violate any Law to which Client is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which Client is a party or by which it is bound or affected.

8.1.4            No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Client in connection with the execution, delivery and performance of this Agreement.

8.1.5            No Litigation. Except as disclosed in writing to Service Provider on or before the execution of this Agreement, there is no pending or, to Client’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against Client or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the Service Provider Gaming Service.

8.1.6            Permits. Client has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

8.2          Representations and Warranties of Service Provider. In order to induce Client to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, Service Provider hereby represents and warrants as of the date hereof to Client as follows:

8.2.1            Organization and Qualification. Service Provider is a limited liability company, duly organized and validly existing under the Laws of the British Virgin Islands.

8.2.2            Authority and Validity. Service Provider has the requisite power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution and delivery by Service Provider of, and the performance by Service Provider of its obligations under this Agreement have been duly authorized by the requisite company, corporate, or other such organizational action on its part, including if necessary approval of the sole manager of Service Provider. This Agreement is the valid and binding obligation of Service Provider, enforceable against Service Provider in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.

8.2.3            Non-Contravention. The execution, delivery and performance by Service Provider of this Agreement does not and will not (a) conflict with or violate any provision of Service Provider’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which Service Provider is a party or by which it are bound, (c) violate any Law to which Service Provider is subject, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which Service Provider is a party or by which it is bound or affected.

8.2.4            No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Service Provider in connection with the execution, delivery and performance of this Agreement.

8.2.5            Cooperation. Each of the Parties shall reasonably execute and deliver such additional documents, instruments, conveyances, letters, authorizations, permits, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement, to give effect to the transactions contemplated by it, and to follow Gaming Law and Gaming Regulations.

8.3          No Litigation. Except as disclosed in writing to Client on or before the execution of this Agreement, there is no pending or, to Service Provider’s actual knowledge, threatened Claims, lawsuits, governmental actions or other proceedings against Service Provider or its assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on the Service Provider Gaming Service.

ARTICLE 9
TERM AND TERMINATION

9.1          Commencement of Term. The Term shall commence on the Effective Date and continue for the duration of the Initial Term. Notwithstanding the foregoing, this Agreement shall terminate (a) upon written notice of a Party exercising its termination rights as set forth in Section 9.2 or (b) in accordance with Section 9.1.

9.2          Termination.

9.2.1       Either Service Provider or Client can terminate this Agreement upon written notice to the other Party on the following terms:

(a)            subject to the notice and cure requirements of Section 9.4, upon a material breach of this Agreement by the other Party;

(b)            in the event the other Party or any of its officers, directors or shareholders that are licensed pursuant to the Gaming Laws is or becomes an Unsuitable Person and such event is not cured with thirty (30) days (or such shorter period as may be prescribed by applicable Gaming Authorities) following written notice from the terminating Party;

(c)            in the event the other Party (i) commences any case, proceeding or other action under any existing or future debtor relief law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (ii) makes a general assignment for the benefit of its creditors;

(d)            if there is commenced against such other Party in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in clause (c) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, unstayed or unbonded for thirty (30) days;

(e)            in the event (i) any Governmental Entity institutes, maintains or brings an Action under any Law seeking to criminally penalize the offering or conduct of all Online Gaming Services in general, or (ii) the offering or conduct of Online Gaming Services is otherwise no longer permitted under the Gaming Law; provided, that such event shall not constitute cause for termination of this Agreement unless it applies to all components of the Service Provider Gaming Service (i.e. Online Casino Games); or

(f)            any Gaming Authority disapproves this Agreement or the commercial components thereof, and the Parties, acting together in good faith, are not able, without materially frustrating the commercial intent of this Agreement, to amend the Agreement so that the applicable Gaming Authority approves this Agreement in a timely manner.

9.3          Effect of Termination.

9.3.1            In the event this Agreement is terminated the Parties shall otherwise comply with their respective obligations under this Agreement applicable to the termination or expiration of the then current term, including without limitation, with respect to compliance with Laws, settlement of all player accounts, and payment of all obligations owed to third parties in connection with Service Provider’s operations relating to this Agreement.

9.4          Cure Rights.

9.4.1            Right to Cure. No Party shall be entitled to recover damages or terminate this Agreement pursuant to Section 9.3.1 by reason of any breach by another Party of its obligations hereunder, unless the breaching Party fails to remedy such breach within (a) 10 days with respect to any failure of the breaching Party to pay any amounts owed under this Agreement, and (b) sixty (60) days following receipt of the non-breaching Party’s notice thereof with respect to any other breaches (or, with respect to clause (b), if such cure cannot reasonably be accomplished within such sixty (60) day period, the breaching Party shall not in good faith have commenced such cure within such period and shall not thereafter have remedied such breach within an additional ninety (90) day period).

9.4.2            No Right of Offset. In the event of any failure by either Party (or its Affiliate) to meet an undisputed payment obligation under this Agreement, neither Party (or its Affiliate) shall have any rights of set-off at law or in equity.

9.5          Survival. Upon termination of this Agreement all rights and obligations of the Parties under this Agreement shall terminate, other than Section 4.2.4, Article 6, Article 7, Article 10 and Article 11 or otherwise specifically set forth herein, provided that all amounts owed to a Party for the period prior to such termination are paid to such Party as contemplated herein.

ARTICLE 10
INDEMNIFICATION

10.1        Indemnification.

10.1.1     Client hereby agrees to indemnify and defend, to the fullest extent permitted by Law, Service Provider and its Affiliates from, against and in respect of any and all liabilities, judgments, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, losses, fines, penalties, injuries, deficiencies, demands, fees, costs, amounts paid in settlement or indemnification (including reasonable attorneys’ and expert witness fees, costs and disbursements in connection with investigating, defending or settling any Action or threatened Action), and other expenses (collectively, “Claims”), related to or arising or resulting from (each, a “Client Liability Claim”):

(a)            any breach or default in performance by Client of any representation, warranty, covenant or obligation contained in this Agreement;

(b)            except to the extent caused in whole or in part by any acts or omissions of Service Provider or its Affiliates, any violation of any Law, including the Gaming Law by Client;

(c)            except to the extent caused in whole or in part by any acts or omissions of Service Provider or its Affiliates, Client’s Operating License being suspended, revoked, cancelled, not renewed or terminated due to the act or omission of Client;

(d)            except to the extent caused in whole or in part by any acts or omissions of Service Provider or its Affiliates, any claim related to any Customer Data security breach;

(e)            any claim by any employee of Client, or

(f)            the gross negligence or wilful misconduct of Client.

10.1.2     Service Provider hereby agrees to indemnify and defend, to the fullest extent permitted by Law, Client and its Affiliates from, against and in respect of any and all Claims related to or arising or resulting from (each, a “Service Provider Liability Claim”):

(a)        any breach or default in performance by Service Provider of any representation, warranty, covenant or obligation contained in this Agreement;

(b)        except to the extent caused in whole or in part by any acts or omissions of Client or its Affiliates, any violation of any Law by Service Provider;

(c)        any claim that Client’s offering of the Service Provider Gaming Service pursuant to the terms of this Agreement infringes the intellectual property rights of a Third Party;

(d)        except to the extent caused in whole or in part by any acts or omissions of Client or its Affiliates, any claim by vendors or other service providers of Service Provider relating to, arising out of or in connection with the Service Provider Gaming Service;

(e)        except to the extent caused in whole or in part by any acts or omissions of Client or its Affiliates, any claim related to any Customer Data security breach;

(f)         the gross negligence or wilful misconduct of Service Provider.

10.1.3            If any Party possessing a right to indemnification under this Article 10 (the “Indemnified Party”) shall receive notice with respect to any matter which may give rise to a Liability Claim, then the Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) thereof in writing (the “Claim Notice”) describing the Liability Claim in reasonable detail. The Indemnifying Party shall promptly assume the defence of any such Liability Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) at the Indemnifying Party’s sole expense. The Indemnified Party must fully cooperate, as reasonably requested by the Indemnifying Party and at the Indemnifying Party’s expense, in the defence of such Liability Claim. The Indemnifying Party may not enter into any settlement or compromise of any Liability Claim, which settlement or compromise would result in any liability to the Indemnified Party, without the Indemnified Party’s prior written consent, which will not be unreasonably withheld.

ARTICLE 11
MISCELLANEOUS

11.1       Effectiveness. The Parties acknowledge and agree that the terms and conditions of this Agreement are subject to the provisions of the Gaming Laws, but shall otherwise become effective upon both Parties’ execution of this Agreement.

11.2       No Partnership. The Parties acknowledge and agree that nothing in this Agreement shall be deemed to create a partnership, joint venture, agency or other association or a trust among the Parties.

11.3       No Third Party Beneficiaries. Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties (and their Affiliates to the extent provided herein) and their respective successors and permitted assigns.

11.4          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 11.4.1 below, no Party may assign this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Party, which may be withheld in its sole and absolute discretion; provided, however, each Party shall have the right to assign this Agreement by reason of its merger, acquisition, or consolidation, or to an acquirer of all or substantially all of its assets without the prior consent of the other Party, so long as the assigning Party provides written notice thereof promptly following consummation and the assignee has obtained all regulatory approvals and permits in order to perform its obligations under this Agreement. Client agrees that in connection with any sale or transfer (directly or indirectly) of the Property, the Person acquiring the Property shall agree prior to the closing of the acquisition thereof, in writing, to assume and fully comply with the obligations of Client with respect to this Agreement, in which case such acquiring Person shall thereafter be deemed to have a separate and independent contractual relationship with Service Provider under this Agreement and Client will be released from any further liabilities with respect thereto relating to any period from and after the date of such sale or transfer. Any prohibited assignment is void.

11.4.1            Notwithstanding the terms of Section 11.4 above, Client shall be required to assign this Agreement to the buyer, successor, acquirer, purchaser or otherwise surviving entity by reason of Client’s (i) merger, acquisition or consolidation, (ii) sale of all or substantially all of its assets, (iii) transfer of Client’s Operating License to an interactive gaming Affiliate as permitted under Gaming Law or (iv) sale of the Property; provided, that such assignee has the requisite Gaming Approvals to assume Client’s obligations hereunder and is otherwise able to perform the same.

11.4.2            Notwithstanding anything to the contrary in this Agreement, and subject to any Gaming Laws, Service Provider shall be entitled, on notice to but otherwise without Client’s consent, to assign or subcontract this Agreement, in whole or in part, to a qualified Third Party, in the case of an assignment, or Subcontractor, in the case of a subcontract, with respect to Online Casino Games; provided, Service Provider shall always remain responsible for the performance of its obligations under this Agreement regardless of the fact it has assigned or subcontracted this Agreement in accordance with the terms set forth herein. Client will reasonably cooperate with Service Provider and any such assignee or Subcontractor, as applicable, in the assignment of this Agreement in order to give effect to this Section 11.4.2.

11.5          No Consequential Damages. Notwithstanding any other provision of this Agreement to the contrary, no Party shall be liable to any other Party for losses with respect to mental or emotional distress, exemplary, consequential, incidental, special damages, lost profits, diminution in value, damage to reputation or the like, including lost profits, even if such Party has been advised of the possibility of such damages.

11.6          Governing Law. THE LAWS OF BVI EXCLUSIVE OF ANY CONFLICTS OF LAW PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW, SHALL GOVERN THIS AGREEMENT FOR ALL PURPOSES.

11.7          Dispute Resolution.

11.7.1            Claims. The Parties agree that any claim will be governed by the dispute resolution procedures set forth in this Section 11.7. For purposes of this Section 11.7, claim means any dispute or claim between Client and Service Provider arising out of or relating to this Agreement. Each party hereof irrevocably and unconditionally consents to resolve disputes in accordance with this Section 11.7, agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave, waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement, waives any right to require the posting of any security as a condition for any preliminary or permanent injunctive relief or specific performance.

11.7.2      Negotiations. In the event of a claim between the parties, unless a party is seeking injunctive relief to ensure the status quo, the one raising the claim will notify the other in a written notice describing in sufficient detail the nature of the dispute. Each party will then appoint one or more representatives to resolve the dispute. These representatives will promptly meet and negotiate in good faith to reach a fair and equitable settlement. If no settlement has been reached at the end of twenty (20) days from the date included in the written notice, either party may end discussions and declare an impasse.

11.7.3      Arbitration. In the event of an impasse, the dispute will be settled by arbitration in a location mutually agreed upon by the Parties (and if they cannot agree, then in BVI), unless otherwise agreed to herein. The Arbitrators shall apply the Governing law contained in Section 11.6.

(a)          Within 14 days of the referral to arbitration, each party shall select one person to act as an arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected in accordance with Cypriot Arbitration law.

(b)          The arbitral proceedings shall be conducted in the English language.

(c)          Each party will submit a request for production of documents (and related electronic search terms) and identify custodians who may have knowledge or information regarding the dispute within twenty (20) Business Days of the referral to arbitration. Documents will be exchanged within sixty (60) days after identification of custodians. Third-party discovery will be permissible. All discovery issues shall be resolved by the arbitrators. The parties agree that subpoenas and discovery-related orders issued by the arbitrator(s) will be enforceable by court order. No other written discovery will be permitted.

(d)          Each party will be allowed to depose up to six (6) witnesses, which may include agents or personnel of the other party. Client and Service Provider must submit a detailed disclosure of any proposed expert testimony (including findings and opinions) in a written report to be served within one hundred twenty (120) days after the referral to arbitration. After the disclosures and reports are issued, depositions of the fact and expert witnesses may occur, but each deposition may not exceed eight (8) hours.

(e)         The hearing date will be scheduled within twelve (12) months after the referral to arbitration. The pre-hearing deadlines established in Subsection (c) and (d) may be modified by agreement of the parties or direction of the arbitrators, provided that such modifications do not render impracticable the fulfillment of the fifteen-month deadline set forth herein.

(f)          Thirty (30) days prior to the hearing date, Client and Service Provider will submit proposed arbitration awards to the arbitrators, which will simultaneously be exchanged by Client and Service Provider.

(g)         Client and Service Provider will be limited to up to six (6) witnesses that are identified pursuant to subsection (d) hereof, together with two (2) rebuttal witnesses. Client and Service Provider will exchange written direct testimony for each witness, exhibits, and pre-hearing briefs two weeks before the hearing. The evidence at the hearing will be limited in scope to the exhibits and disclosures made at that time. The pre-hearing brief will address all issues of law, or such issues will be waived.

(h)         The hearing will be limited to no more than three (3) days per party, with hearings on consecutive days.

(i)          The arbitrators will choose one award from the submitted awards.

(j)          The arbitrators’ decision will be final and the parties agree to abide by the rulings thereof. The parties shall each be responsible for one-half of all costs, expenses, and fees charged by or attributable to the arbitrators for any services conducted pursuant to this Agreement. In no event will any party be awarded punitive or exemplary damages or any other damages not measured by the prevailing party’s actual damages. All arbitration proceedings shall be confidential, except to the extent that disclosure is necessary to enforce an arbitration award in a court of competent jurisdiction.

11.7.4            Litigation. Each Party acknowledges and agrees that, solely to compel arbitration, enforce an arbitration award consistent with Section 11.7, or for a claim for injunctive relief to preserve the status quo, such action may be brought in any court of competent jurisdiction located in BVI; provided, however, each Party may bring such action in any court having jurisdiction over this Agreement and the Parties.

11.7.5            Injunctive Relief. The parties hereto agree that irreparable damages may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement as outlined in Section 11.7.4.

11.8         LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, WITH THE EXCEPTION OF ANY LIABILITY ARISING FROM (A) CLIENT’S BREACH OF ARTICLE 7 OF THIS AGREEMENT, (B) EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN ARTICLE 10 OR SECTION 11.18, AND/OR (C) EITHER PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, NEITHER PARTY’S LIABILITY, IN THE AGGREGATE (WHETHER SUCH CLAIMS ARE RELATED OR UNRELATED TO ONE ANOTHER) FOR ALL LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES, OR DAMAGES FOR ANY CAUSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING OUT OF OR RELATED TO THIS AGREEMENT) AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY SHALL NOT EXCEED THE AMOUNT OF FEES AND ALL OTHER SUMS RECEIVED BY SERVICE PROVIDER OR OTHERWISE OWED BY CLIENT PURSUANT TO THIS AGREEMENT.

11.9         Amendment and Waiver. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by each Party. The failure of any Party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

11.10       Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes and pre-empts any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related to the subject matter of this Agreement in any way.

11.11       Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, including counterparts transmitted electronically by facsimile or emailed .pdf signatures, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Each Party agrees to accept the electronically transmitted signature of the other Party and to be bound by its own electronically transmitted signature.

11.12       Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 11.12. A notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery, or by PDF shall be deemed given on the day sent (provided such PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).

If to Service Provider:

HR Entertainment Ltd.
1st Floor, Columbus Centre
PO 2283 Road Town, Tortola British Virgin Islands.
If to Client:

Happy Hour Solutions Limited
Chytron, 3, Office 301, 1075 Nicosia, Cyprus.

11.13       Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

11.14       Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.15       Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as set forth at length herein.

11.16       Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.

11.17       Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

11.18       Independent Contractor Status. Each Party and its employees are independent contractors in relation to the other Party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership or employment relationship between the Parties. Each Party shall remain responsible for and shall indemnify and hold harmless the other Party for the withholding and payment of all personal income, wage, earnings, occupation, social security, unemployment, sickness, workers compensation and disability insurance taxes, payroll levies, employee benefit requirements or obligations now existing or hereafter enacted and attributable to themselves and their respective employees.

11.19       Further Assurances. In case any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).

11.20       No Right to Service Provider Marks. For the avoidance of doubt, nothing contained in this Agreement shall be construed as conferring any right to use or license in any trademark, trade dress, copyright, logo, or other proprietary marks of Service Provider or its Affiliates, whether registered or unregistered (“Service Provider Marks”). Without the prior permission of Service Provider in each instance, Client shall have no right to use any Service Provider Marks in connection with its operation of the Service Provider Gaming Service or its operations hereunder and, except as may be required by the Gaming Laws, Client shall not imply or hold itself out to be affiliated in any way with Service Provider or its Affiliates.

11.21       No Right to Client Marks. For the avoidance of doubt, nothing contained in this Agreement shall be construed as conferring any right to use or license in any trademark, trade dress, copyright, logo, or other proprietary marks of Client or its affiliates, whether registered or unregistered (“Client Marks”). Without the prior permission of Client in each instance, Service Provider shall have no right to use any Client Marks in connection with Service Provider’s operation of the Service Provider Gaming Service or its operations hereunder and, except as may be required by the Gaming Laws, Service Provider shall not imply or hold itself out to be affiliated in any way with Client or its Affiliates.

11.22       Non-Solicitation. During the Term and for one (1) year following any termination or expiration of this Agreement, neither Party will, without the prior written consent of the other Party, either directly or indirectly, solicit or attempt to solicit, divert, or hire away any executives employed by the other Party, provided, however, that nothing in this Section shall prohibit the use of a general solicitation in a publication or by other means not targeted at the other Party’s employees.

11.23       Non-Disparagement. During the Term and five (5) years thereafter, each Party agrees to take no action which is intended, or would reasonably be expected, to harm the reputation of the other Party or any of its officers, directors, or employees or which would reasonably be expected to lead to unwanted or unfavourable publicity to the other Party or any of its officers, directors, or employees.

11.24       No Public Statements. Neither Party will issue any press release or make any public statement about this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties desire to mutually develop a joint press release to be issued on or after the full execution of this Agreement.

11.25       Force Majeure. Whenever a day is appointed herein on which, or a period of time is appointed in which, either Party is required to do or complete an act, matter, or thing, the time for the performance or completion thereof shall be extended by a period of time equal to the number of days on or during which such Party is prevented from, or is unreasonably interfered with, the performance or completion of such act, matter or thing because of an event of Force Majeure.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of

______________________________________.

Signature	Signature

Name ____________________	Name __________________

Title _____________________	Title ___________________
for and on behalf of	for and on behalf of
HR Entertainment Ltd	Happy Hour Solutions Limited